Exhibit 99.1

LBFoster	News Release

STAN L. HASSELBUSCH TO RETIRE AS CEO OF L.B. FOSTER CO.

PITTSBURGH, PA, May 23, 2011 – The L.B. Foster Co. (NASDAQ: FSTR) today announced that Stan L. Hasselbusch, President and Chief Executive Officer, plans to retire on December 31, 2011.  Mr. Hasselbusch joined the company in 1972 and held successfully progressing positions ultimately becoming President and CEO in 2002.  Lee B. Foster, Chairman of the Board, stated, “Stan has done an outstanding job during his long career with L.B. Foster and on behalf of the Board of Directors and all our employees I want to convey our sincere appreciation for so many significant contributions that have left an indelible mark on the Company.  Stan indicated that he had been contemplating this move for some time and felt that the end of this year, with the Portec acquisition successfully integrated, would be the perfect time to make the move.”

Mr. Foster went on to say, “Stan’s legacy is embodied in the significant increase in shareholder value achieved during his tenure as well as the exceptional management team he assembled and the institution of continuous improvement as part of the corporate culture.”

The Chicago based firm Crist/Kolder Associates has been retained to lead the search for Mr. Hasselbusch’s successor and Mr. Hasselbusch has agreed to remain through the transition.

About L.B. Foster Company

L.B. Foster Company is a leading manufacturer, fabricator and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. Website: www.lbfoster.com

Contact:
Brian Kelly	Phone: 412.928.3417	L.B. Foster
Vice President	Email: Investors@Lbfosterco.com	415 Holiday Drive
Human Resources	Website: www.lbfoster.com	Pittsburgh, PA 15220